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                                                                    EXHIBIT 23.2

KPMG LLP


                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

                         INDEPENDENT AUDITORS' CONSENT






The Board of Directors and Stockholders
First Interstate BancSystem, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of First Interstate BancSystem, Inc. of our report dated January 26, 2001, with respect to the consolidated balance sheet of First Interstate BancSystem, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows, for each of the years in the two-year period ended December 31, 2000, which report appears in the December 31, 2001, annual report on Form 10-K of First Interstate BancSystem, Inc.


/s/ KPMG LLP

Billings, Montana
March 25, 2002